                       AGREEMENT OF LIMITED PARTNERSHIP OF
                    BEHRINGER HARVARD MOCKINGBIRD COMMONS LP

        THIS AGREEMENT OF LIMITED PARTNERSHIP (this "AGREEMENT") is made and entered into effective as of the ___ day of November, 2004, by and among BEHRINGER HARVARD MOCKINGBIRD COMMONS GP, LLC, a Texas limited liability company (the "GENERAL PARTNER"), BEHRINGER HARVARD MOCKINGBIRD COMMONS INVESTORS LP, a Texas limited partnership ("BH INVESTORS"), and REALTY AMERICA GROUP (MOCKINGBIRD COMMONS), LP, a Texas limited partnership ("REALTY America").

                                   ARTICLE I.

              FORMATION, NAME, PRINCIPAL PLACE OF BUSINESS - AGENT
                         PURPOSES, TERM AND DEFINITIONS

        1.1 FORMATION. For and in consideration of the mutual covenants herein contained, the Partners hereby form a limited partnership (hereinafter the "PARTNERSHIP") under and pursuant to the Texas Revised Limited Partnership Act, Tex. Rev. Civ. Stat. Ann., art 6132a-1 (such Act hereinafter referred to as "TRLPA"). The Partnership shall be governed by TRLPA. The Certificate (as hereinafter defined) has been or shall promptly be filed and recorded in such office and places as is required by TRLPA.

        1.2 NAME. The business of the Partnership shall be conducted under the name of "Behringer Harvard Mockingbird Commons LP."

        1.3 PARTNERSHIP OFFICE, REGISTERED OFFICE AND REGISTERED AGENT. The Partnership shall maintain its principal office in the State of Texas at 15601 Dallas Parkway, Suite 600, Addison, Texas 75001, or at such other place as the General Partner, subject to Approval by Partnership Vote, may from time to time designate. The Registered Office in the State of Texas is 15601 Dallas Parkway, Suite 600, Dallas, Texas 75001, and the agent for service of process at such address shall be Gerald J. Reihsen, III. The Partnership may maintain such different or additional offices as the General Partner may determine.

        1.4 PURPOSES. The nature and business of the Partnership and the purposes to be conducted and promoted by the Partnership are to engage solely in the following activities:

                (a) To acquire, own, develop, maintain, operate, manage, finance (including pursuant to the Mortgage Loan, as hereinafter defined), lease, refinance, and sell or exchange the Property (as hereinafter defined); and

                (b) To exercise all powers enumerated in TRLPA or this Agreement necessary or convenient to the conduct, promotion or attainment of the business or purposes set forth in Section 1.4(a).

        1.5 TERM. The Partnership shall continue until December 31, 2054, unless the Partnership is terminated sooner pursuant to Article XII.

        1.6 DEFINITIONS. As used in this Agreement, unless the context clearly requires otherwise, the following words and phrases shall have the following meanings:

                "ADDITIONAL CAPITAL CONTRIBUTIONS" means all amounts contributed (or deemed to be contributed) to the Partnership as additional Capital Contributions by the Partners under Section 3.2.

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                "ADDITIONAL CAPITAL CONTRIBUTIONS ACCOUNT" means an account maintained for the Partners equal to (a) all Additional Capital Contributions to the Partnership made (or deemed made) by such Partner pursuant to Section 3.2, less (b) the aggregate distributions made to such Partner pursuant to Section 6.1(a) of this Agreement.

                "ADJUSTMENT DATE" means the close of business on the last day of any fiscal year of the Partnership.

                "AFFILIATE" means, with respect to any Person (a) any other Person, directly or indirectly controlling, controlled by or under common control with such Person; (b) any Person owning or controlling ten percent (10%) or more of the outstanding voting securities of such specified Person; (c) any officer, director, partner, member or trustee of such specified Person; and (d) if any Person who is an Affiliate is an officer, director, partner, member or trustee of another Person, such other Person. The term "control" shall mean the ability, directly or indirectly, to control the management of an entity.

                "AGREEMENT" means this Agreement of Limited Partnership.

                "APPROVAL BY PARTNERSHIP VOTE" means approval by the General Partner and a Majority in Interest of the Limited Partners pursuant to a Partnership Vote.

                "ASSET MANAGEMENT FEE" has the meaning set forth in Section 4.9(f).

                "ASSETS" means all of the assets of the Partnership (including, without limitation, the Property).

                "BEHRINGER HARVARD AFFILIATE" means the following Persons or any Affiliate of any of the following Persons: (a) Robert M. Behringer; (b) Behringer Harvard Holdings, LLC, a Delaware limited liability company; (c) Harvard Property Trust, LLC, a Delaware limited liability company; (d) Behringer Harvard Advisors I LP, a Texas limited partnership; (e) Behringer Harvard Advisors II LP, a Texas limited partnership; and (f) Behringer Harvard Short-Term Opportunity Fund I LP, a Texas limited partnership.

                "CAPITAL ACCOUNT" means, with respect to each Partner, the account established and maintained on the books and records of the Partnership for each Partner pursuant to Section 3.3 below, adjusted as provided for therein.

                "CAPITAL CONTRIBUTION" means the amount of money and the Gross Asset Value of other property or consideration contributed to the capital of the Partnership by a Partner.

                "CAPITAL CONTRIBUTION BALANCE" means, for each Partner, the cumulative Capital Contributions of that Partner less the cumulative distributions to that Partner in return thereof pursuant to Sections 6.1(a) and
(b).

                "CASH NEEDS" has the meaning set forth in Section 3.2.

                "CERTIFICATE" means the Certificate of Limited Partnership of the Partnership.

                "CODE" means the Internal Revenue Code of 1986 as it may be amended or revised from time to time, or any provision of succeeding law.


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

                "DEPRECIATION" means, with regard to any Partnership asset for any fiscal year or other period, the depreciation, depletion or amortization, as the case may be, allowed or allowable for federal income tax purposes; provided, however, that if there is a difference between the Gross Asset Value and the adjusted tax basis of such asset, Depreciation shall mean "book depreciation, depletion or amortization" as determined under Section 1.704-1(b)(2)(iv)(g)(3) of the Regulations.

                "DEVELOPER" means Realty America Development LP, a Texas limited partnership.

                "DEVELOPMENT AGREEMENT" means a Development Agreement by and between the Partnership and Developer providing for the performance by Developer of development services with respect to the Property and payment by the Partnership of a development fee to Developer, to be entered into by the General Partner, on behalf of the Partnership, in accordance with the provisions of
Section 4.9(b) hereof.

                "DISTRIBUTABLE CASH" means all cash, revenues, and funds received by the Partnership, and any amounts released from Reserves to the extent the General Partner, subject to Approval by Partnership Vote, deems that the amount released is no longer required to be retained in Reserves, less the sum of the following to the extent paid or set aside by the Partnership: (a) all principal and interest payments on indebtedness of the Partnership (including the Mortgage Loan) and all other sums paid to lenders; (b) all cash expenditures incurred incident to the normal operation of the Partnership business; (c) such amounts as may be added to Reserves as the General Partner, subject to Approval by Partnership Vote, deems reasonably necessary to the proper operation of the Partnership's business.

                "GENERAL PARTNER" means Behringer Harvard Mockingbird Commons GP, LLC, a Texas limited liability company, and any other Person who has been admitted as a General Partner in the Partnership pursuant to the provisions of this Agreement.

                "GROSS ASSET VALUE" means, except as set forth below, the adjusted basis of an asset for federal income tax purposes:

                (a) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset at the time of contribution, as determined by Approval by Partnership Vote;

                (b) The Gross Asset Value of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by Approval by Partnership Vote, as of the following times: (i) the acquisition of an additional interest in the Partnership by any new or existing Partners in exchange for more than a DE MINIMIS Capital Contribution and any such other time as the General Partner, subject to Approval by Partnership Vote, reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interest of the Partners in the Partnership; (ii) the distribution by the Partnership to a Partner of more than a DE MINIMIS amount of Partnership property as consideration for an interest in the Partnership and any such other time as the General Partner, subject to Approval by Partnership Vote, reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership; and
(iii) the liquidation of the Partnership within the meaning of Regulations
Section 1.704-1(b)(2)(ii)(g);

                (c) The Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution, as determined by the General Partner subject to Approval by Partnership Vote; and


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                (d)     The Gross Asset Values of Partnership assets shall be
increased or decreased to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b) as determined by the General Partner subject to Approval by Partnership Vote, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent the General Partner, subject to Approval by Partnership Vote, determines that an adjustment pursuant to subsection (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant this subsection (d).

                (e) After the Gross Asset Value of an asset has been determined or adjusted pursuant to subsections (a), (b), or (d) hereof, Gross Asset Value will be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing Profits or Losses. If the Gross Asset Value of an asset has been determined or adjusted pursuant to subsections (a),
(b), (c) or (d) of this provision, such Gross Asset Value shall thereafter be computed in accordance with Section 1.704-1(b)(2)(iv) of the Regulations.

                "HPT" means HPT Management Services LP, a Texas limited partnership.

                "IMPROVEMENTS" means any improvements and related amenities now located or to be constructed on the Property.

                "INITIAL CAPITAL CONTRIBUTIONS" means all amounts contributed (or deemed to be contributed) to the Partnership as a Capital Contribution by the Partners under Section 3.1.

                "INITIAL CAPITAL CONTRIBUTION ACCOUNT" means, for each Partner
(a) the Initial Capital Contribution made by such Partner pursuant to Section
3.1 of this Agreement, less (b) the aggregate distributions made to such Partner pursuant to Section 6.1(b) of this Agreement.

                "LIMITED PARTNERS" means BH Investors and Realty America, and any other Person who is admitted as a limited partner in the Partnership pursuant to the provisions of Article VIII.

                "MAJOR DECISION" has the meaning set forth in Section 4.3 of this Agreement.

                "MAJORITY IN INTEREST" shall mean Limited Partners owning more than fifty percent (50%) of the initial Residual Percentages (as set forth in clause (a) of the definition of Residual Percentages).

                "MANAGEMENT AGREEMENT" means that certain Amended and Restated Property Management and Leasing Agreement, by and between the Partnership and HPT, in the form attached hereto as EXHIBIT B.

                "MORTGAGE LOAN" shall mean a mortgage loan encumbering the Property to be borrowed by the Partnership in connection with the acquisition or development of the Property by the Partnership.

                "NONRECOURSE DEDUCTIONS" has the meaning set forth in Sections 1.704-2(b)(1) and 1.704-2(c) of the Regulations. Subject to the preceding sentence, the amount of Nonrecourse Deductions for a Partnership fiscal year equals the excess, if any, of the net increase, if any, in the amount of Partnership Minimum Gain during the fiscal year (determined under Section 1.704-2(d) of the Regulations) over the aggregate amount of any distributions during the fiscal year of proceeds of a Nonrecourse Liability that are allocable to an increase in Partnership Minimum Gain (determined under Section 1.704-2(h) of the Regulations).


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

                "NONRECOURSE LIABILITY" has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

                "OPERATING BUDGET" means the annual budget, prepared by the General Partner and with respect to which Approval by Partnership Vote has been obtained, and setting forth the estimated capital and operating expenses of the Partnership for the then current or immediately succeeding calendar year and for each month and each calendar quarter of such calendar year, in such detail as determined by Approval by Partnership Vote.

                "OPERATING EXPENSES" means all the cash expenditures made or required to be made by the Partnership in connection with the operation of the Partnership in the ordinary course of business, including without limitation, cash expenditures made or required to be made by the Partnership in connection with the development, ownership, management, improvement, operation, maintenance, financing and upkeep of the Property, as well as debt service (principal and interest) and capital expenditures of the Partnership; provided, however, Operating Expenses shall not include (a) any overhead or general administrative costs or expenses of the General Partner or salaries or other compensation paid to its employees, officers, directors or shareholders (unless specifically provided for in this Agreement); (b) any expenditures paid or payable from cash Reserves of the Partnership (provided that to the extent any capital expenditures are made in excess of any such Reserves established for such capital expenditures, such excess amounts shall be included as an Operating Expense); and (c) non-cash items such as depreciation and amortization.

                "PARTIALLY ADJUSTED CAPITAL ACCOUNTS" means, with respect to any Partner as of an Adjustment Date, the Capital Account of such Partner as of the beginning of the fiscal year ending on such Adjustment Date (where such Capital Account does not reflect such Partner's share of either cumulative Partner Minimum Gain or cumulative Partnership Minimum Gain), after giving effect to all allocations of items of income, gain, loss or deduction not included in Profits and Losses and all Capital Contributions and distributions during such period, but before giving effect to any allocations of Profits or Losses for such period pursuant to Section 7.1 hereof, increased by (a) such Partner's share of Partnership Minimum Gain as of the end of such fiscal year, and (b) such Partner's share of Partner Minimum Gain as of the end of such fiscal year.

                "PARTNER" means each of the General Partner and the Limited Partners, and "PARTNERS" means collectively all of such Partners.

                "PARTNER MINIMUM GAIN" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability.

                "PARTNER NONRECOURSE DEBT" has the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

                "PARTNER NONRECOURSE DEDUCTIONS" has the meaning set forth in
Section 1.704-2(i) of the Regulations. Subject to the foregoing, the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership fiscal year equals the excess, if any, of the net increase, if any, in the amount of Partner Minimum Gain attributable to such Partner Nonrecourse Debt during that fiscal year over the aggregate amount of any distribution during that fiscal year to the Partner that bears the economic risk of loss for such Partner Nonrecourse Debt to the extent such distributions are from the proceeds of such Partner Nonrecourse Debt and are allocable to an increase in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i) of the Regulations.


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

                "PARTNERSHIP" means Behringer Harvard Mockingbird Commons LP, a Texas limited partnership.

                "PARTNERSHIP MINIMUM GAIN" has the meaning set forth in Section 1.704-2(d) of the Regulations. Subject to the foregoing, Partnership Minimum Gain shall equal the amount of gain, if any, which would be recognized by the Partnership with respect to each nonrecourse liability of the Partnership (or Property owner) if the Partnership were to Transfer the Partnership property (or the Property owner were to Transfer the Property owner property) which is subject to such nonrecourse liability in full satisfaction thereof.

                "PARTNERSHIP VOTE" shall mean a vote of the Partners. A Partnership Vote may be conducted at a meeting of the General Partner and the Limited Partners, which meeting may take place by means of telephone conference, video conference or similar communications equipment by means of which all Persons participating therein can hear each other. Alternatively, a Partnership Vote may be conducted by notice sent by the General Partner to the Limited Partners, which notice shall set forth (a) the matter with respect to which the Partnership Vote is to be made and (b) the time period within which the General Partner and the Limited Partners must respond to the notice. Such time period shall not be less than seven (7) business days or more than fourteen (14) business days. If the General Partner or any Limited Partner does not respond to the notice within the time period specified in the notice, such Partner shall be deemed to have given its written consent in favor of the matter set forth in the notice. If a written consent or consents setting forth the matter to be determined is signed by the General Partner and a Majority in Interest of the Limited Partners, Approval by Partnership Vote shall be deemed to have been obtained with respect to such matter.

                "PERSON" means any individual or entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits, and, unless the context otherwise requires, the singular shall include the plural, and the masculine gender shall include the feminine and the neuter and vice versa.

                "PROFITS" AND "LOSSES" means, for each fiscal year or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                (a) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this subsection (a) shall be added to such taxable income or loss;

                (b)     Any expenditure of the Partnership described in Code
Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this subsection (b) shall be subtracted from such taxable income or loss;

                (c) In the event the Gross Asset Value of any of the Partnership assets is adjusted pursuant to subsections (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

                (d) Gain or loss resulting from any disposition of Partnership assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the

Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

                (e) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account depreciation computed in accordance with
Section 1.704-1(b)(2)(iv)(g) of the Regulations for such fiscal year or other period; and

                (f) Notwithstanding anything contained herein to the contrary, any items which are specially allocated pursuant to Sections 7.3(a), 7.3(b), 7.3(c), 7.3(d), 7.3(e) and 7.3(f) shall not be taken into account in computing Profits or Losses.

                "PROPERTY" means the tract of land (and all rights and appurtenances incident thereto) described in EXHIBIT A attached hereto and all Improvements located, or to be constructed, or developed thereon.

                "PURCHASE AGREEMENT" means that certain Contract of Purchase and Sale by and between Realty America Group, LP, as purchaser, and Maharishi Global Development Fund, as seller, dated as of June 9, 2004, together with all amendments thereto, it being agreed that the right, title and interest of Realty America Group, LP, in and to the Purchase Agreement shall be assigned to the Partnership concurrently with the execution of this Agreement.

                "REGULATIONS" means the federal income tax regulations, including temporary regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

                "RESERVES" means funds set aside or amounts allocated to reserves for working capital, taxes, insurance, debt service or other costs and expenses incident to the ownership, development and operation of the Property. The amount of funds to be set aside in Reserves shall be determined by the General Partner subject to Approval by Partnership Vote.

                "RESIDUAL PERCENTAGE" means (a) the following percentages until such time as the Limited Partners have received the return of all Capital Contributions made by the Limited Partners to the Partnership: (i) as to the General Partner, one-tenth of one percent (0.1%); (ii) as to BH Investors, sixty nine and nine-tenths percent (69.9%); and (iii) as to Realty America, thirty percent (30%); and (b) the following percentages after the Limited Partners have received the return of all Capital Contributions made by the Limited Partners to the Partnership: (i) as to the General Partner, one-tenth of one percent (0.1%);
(ii) as to BH Investors, forty nine and nine-tenths percent (49.9%); and (iii) as to Realty America, fifty percent (50%).

                "TARGET ACCOUNT" means, with respect to any Partner as of any Adjustment Date, a balance (which may be positive or negative) equal to the hypothetical amount that such Partner would receive upon the liquidation of the Partnership, assuming that (a) all assets of the Partnership were sold for an amount equal to their respective Gross Asset Values, (b) all liabilities of the Partnership allocable to those properties became due and were satisfied in accordance with their terms (limited with respect to each non-recourse liability, to the Gross Asset Value of the asset securing such liability), and
(c) all net assets of the Partnership were distributed pursuant to Section 6.1 hereof, computed after the Capital Contributions have been made for the period ending on such Adjustment Date. The General Partner shall determine Gross Asset Value from year to year or at any point in time as needed.


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

                "TRANSFER" means, with respect to a particular property, right or interest, the assignment, sale, transfer, pledge, disposition, hypothecation, mortgage, pledge or the grant of a lien or security interest in such right or interest (or any part thereof), whether voluntarily, involuntarily or by operation of law, and whether for consideration or no consideration.

                                  ARTICLE II.

                                    PARTNERS

        2.1 GENERAL PARTNER.The name and address of the General Partner is as follows:

                   Name                                   Address
                   ----                                   -------
        Behringer Harvard Mockingbird          15601 Dallas Parkway, Suite 600
        Commons GP, LLC                        Addison, Texas 75001
                                               Attn:  Chief Legal Officer

        2.2 LIMITED PARTNERS. The names and addresses of the Limited Partners are as follows:

                   Name                                   Address
                   ----                                   -------

        Behringer Harvard Mockingbird          15601 Dallas Parkway, Suite 600
        Commons Investors LP                   Addison, Texas 75001
                                               Attn:  Chief Legal Officer


        Realty America Group                   4809 Cole Avenue, Suite 200
        (Mockingbird Commons), LP              Dallas, Texas 75205
                                               Attn: Webb M. Sowden, III

                                  ARTICLE III.

                                     CAPITAL

        3.1 INITIAL CAPITAL CONTRIBUTIONS. The Partners shall make Initial Capital Contributions to the Partnership of cash in the amounts set forth opposite their respective names on EXHIBIT C attached hereto and made a part hereof and in accordance with the schedule set forth in EXHIBIT C (it being agreed that time is of the essence with respect to the making of such Initial Capital Contributions). With respect to the Initial Capital Contribution due upon the closing of the construction loan as set forth in EXHIBIT C, the General Partner shall give notice of the specific date upon which such Initial Capital Contribution will be due no less than fifteen (15) days prior to such due date. In the event that a Partner fails to make an Initial Capital Contribution in accordance with EXHIBIT C, such Partner shall be a Delinquent Partner (as hereinafter defined) to which the provisions set forth in Section 3.3 below shall be applicable.

        3.2 ADDITIONAL CAPITAL CONTRIBUTIONS. If at any time the General Partner determines that the Partnership requires (or will require) additional funds to pay development expenses in respect of the Property, for Operating Expenses or for any other purpose (collectively, "CASH NEEDS"), then the General Partner shall use reasonable efforts to secure third party or Partner loans to fulfill such Cash Needs. If such efforts to secure third party or Partner loans are unsuccessful, the General Partner may send the Limited Partners written notice ("ADDITIONAL CAPITAL NOTICE") requesting that the Limited Partners, together with the General Partner, contribute in cash such amounts as are necessary to satisfy such Cash

Needs and describing the purpose for which the funds are needed. If so requested, the General Partner and each Limited Partner shall be obligated to make an Additional Capital Contribution equal to the product of its Residual Percentage and the amount of the Cash Needs. The time for the payment of any Additional Capital Contribution to the Partnership shall be determined by the General Partner, but shall in no event be less than fifteen (15) days after the delivery of the Additional Capital Notice.

        3.3     FAILURE TO MAKE CAPITAL CONTRIBUTION.

                (a) If the General Partner or a Limited Partner fails to timely contribute all or any portion of any Initial Capital Contribution or Additional Capital Contribution required of such Partner, then such Partner shall be considered a "DELINQUENT PARTNER." The Partnership may, upon notice to a Delinquent Partner, exercise either one of the following remedies as its sole remedy:

                        (i) permit the non-Delinquent Partner(s) to advance that portion of the required Capital Contribution that is in default as a loan (a "DEFAULT LOAN") with the following results: (A) the sum thus advanced shall constitute a loan to the Delinquent Partner; (B) such loan and all accrued unpaid interest thereon shall be due on demand, or if no demand is made, twelve
(12) months after such advance is made; (C) the loan shall bear interest at the lesser of twelve percent (12%) per annum or the highest rate permitted by applicable law, from the date made until the date fully repaid compounding monthly; (D) all Partnership distributions and other payments that otherwise would be made to the Delinquent Partner (whether before or after dissolution of the Partnership) under this Agreement (including those under Article 6) shall be paid to the non-Delinquent Partner until the loan and all interest accrued thereon is paid in full (with all such payments being applied first to accrued and unpaid interest and then to principal and being deemed to be a distribution or payment (as may apply) to the Delinquent Partner, and, in turn, a payment by the Delinquent Partner with respect to the loan from the non-Delinquent Partner); and (E) the non-Delinquent Partner may, in addition to the other rights granted herein, take such action as the non-Delinquent Partner may deem appropriate to obtain payment of the loan at the expense of the Delinquent Partner; or

                        (ii) permit the non-Delinquent Partner to contribute the Capital Contribution not made by the Delinquent Partner as a Capital Contribution made by the non-Delinquent Partner, in which case the non-Delinquent Partner shall have its Residual Percentage increased and the Delinquent Partner shall have its Residual Percentage decreased in the following manner: (A) if the Capital Contribution not made by the Delinquent Partner and made by the non-Delinquent Partner is an Initial Capital Contribution, then (1) the Residual Percentage of the non-Delinquent Partner immediately following such Capital Contribution shall be increased by an amount equal to 175% x A/B (expressed as a percentage), where `A' equals the amount the non-Delinquent Partner contributed in respect of the Delinquent Partner's required Initial Capital Contribution, and `B' equals the sum of all unreturned Capital Contributions previously made to the Partnership after giving effect to the amounts advanced under this Section 3.3(a)(ii) on behalf of the Delinquent Partner; and (2) the Residual Percentage of the Delinquent Partner shall be decreased by the increase of the non-Delinquent Partner's Residual Percentage; and (B) if the Capital Contribution not made by the Delinquent Partner and made by the non-Delinquent Partner is an Additional Capital Contribution, then (1) the Residual Percentage of the non-Delinquent Partner immediately following such Capital Contribution shall be increased by an amount equal to 125% x A/B (expressed as a percentage), where `A' equals the amount the non-Delinquent Partner contributed in respect of the Delinquent Partner's required Additional Capital Contribution, and `B' equals the sum of all unreturned Capital Contributions previously made to the Partnership after giving effect to the amounts advanced under this Section 3.3(a)(ii) on behalf of the Delinquent Partner; and (2) the Residual Percentage of the Delinquent Partner shall be decreased by the increase of the non-Delinquent Partner's Residual Percentage. An example of the operation of this Section 3.3(a)(ii) is attached hereto as EXHIBIT D.


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

                (b) The exercise by the Partnership of the remedies set forth in Section 3.3(a) above shall be determined by the non-Delinquent Partners in their sole discretion and not by the Delinquent Partners.

                (c) With respect to any efforts by the General Partner to obtain loans to the Partnership from a third party or a Partner (including the General Partner), the financing terms must be substantially similar to (or more favorable than) loans which the Partnership could obtain on a competitive arms-length basis. If the General Partner is unable to determine whether the financing terms are competitive on an arms-length basis, the General Partner may seek a Partnership Vote on the issue, or may seek and rely upon the advice of an independent expert in financing. If any Partner makes any loan or loans to the Partnership or advances money on its behalf, the amount of any loan or advance shall not be treated as a Capital Contribution but shall be treated as a debt due from the Partnership to such Partner.

        3.4 CAPITAL ACCOUNTS. The Partnership shall establish and maintain on its books and records for each Partner a capital account (collectively the "CAPITAL ACCOUNTS") in accordance with Section 1.704-1(b)(2)(iv) of the Regulations. Subject to the foregoing, each Partner's Capital Account generally shall be:

                (a) increased by (i) the amount of money contributed by such Partner to the Partnership, including Partnership liabilities assumed by such Partner; (ii) the fair market value of property (net of liabilities securing such property that the Partnership has assumed, or taken subject to, under
Section 752 of the Code), or other consideration contributed by such Partner to the Partnership; and (iii) allocations to such Partner of Net Profits (and items thereof, including certain tax exempt income) and income and gain described in
Section 1.704-1(b)(2)(iv)(g) of the Regulations; and

                (b) decreased by (i) the amount of money distributed to such Partner by the Partnership, including such Partner's individual liabilities assumed by the Partnership; (ii) the fair market value of all property distributed to such Partner by the Partnership (net of liabilities that such Partner is considered to assume or take subject to under Section 752 of the
Code); and (iii) allocations to such Partner of Net Losses and deductions, including expenses described in Section 705(a)(2)(B) of the Code which are not deductible for tax purposes.

        3.5 INTEREST ON AND WITHDRAWAL OF CAPITAL CONTRIBUTIONS. Neither the General Partner nor the Limited Partners shall be entitled to receive any interest on Capital Contributions, nor shall the General Partner or the Limited Partners be entitled to withdraw or otherwise receive a return of their Capital Contributions from the Partnership, except pursuant to the terms and conditions of this Agreement. No Partner shall be required to contribute or lend any cash or property to the Partnership to enable the Partnership to return any Partner's Capital Contributions.

        3.6 RESIGNATION; REDEMPTION. Except as otherwise expressly permitted by this Agreement, no Partner may resign or withdraw from the Partnership without Approval by Partnership Vote. A Partner's interest in the Partnership may not be redeemed or purchased by the Partnership without prior Approval by Partnership Vote.

        3.7 TRANSFERS. If any interest in the Partnership is Transferred in accordance with the terms of this Agreement, the Transferee will succeed to the Capital Account of the Transferor to the extent it relates to the Transferred interest.

                                  ARTICLE IV.

                                   MANAGEMENT

        4.1     GENERAL POWERS OF GENERAL PARTNER. Except as provided in Section
4.3 and Section 4.4 hereof, the General Partner, acting alone, shall be authorized and empowered to make all decisions and to act on behalf of the Partnership and be solely responsible for the operation and management of the business of the Partnership, with all rights and powers generally conferred by applicable law or necessary, advisable or consistent in connection therewith, including without limitation to cause the Partnership to make all decisions, take all actions as may be necessary for the Partnership to perform fully, and promptly satisfy and discharge each and every obligation or responsibility of the Partnership. The General Partner may take all necessary and appropriate action to consummate a Major Decision if the Major Decision was approved (or deemed approved) in advance pursuant to Section 4.3 hereof. For any other action that does not or would not constitute a Major Decision, the General Partner may take all necessary and appropriate action without further authorization, except as otherwise provided in Section 4.4 below.

        4.2 SPECIFIC POWERS OF THE GENERAL PARTNER. By way of illustration of the General Partner's power and authority pursuant to Section 4.1 and not as a limitation thereon, the General Partner shall have the unilateral right and power to take any and all of the following actions on behalf of the Partnership except to the extent any such action requires Approval by Partnership Vote pursuant to Section 4.3 of this Agreement:

                (a) to consummate the transaction contemplated in the Purchase Agreement and the Mortgage Loan and to execute all documents necessary or advisable in connection therewith; provided, however, that no material change in the terms of the Purchase Agreement shall be made without Approval by Partnership Vote.

                (b) to take actions normal or customary for the owner of businesses similar to that operated by the Partnership;

                (c) to perform any and all acts necessary or appropriate in connection with the business of the Partnership;

                (d) to procure and maintain appropriate insurance covering the property of the Partnership;

                (e) to take and hold all property and assets of the Partnership, real, personal and mixed, in the name of the Partnership;

                (f) to coordinate all accounting and clerical functions of the Partnership and employ and contract such accountants, lawyers, managers, agents and other management or service personnel as may from time to time be required to carry on the business of the Partnership;

                (g)     to negotiate and execute leases of the Property; and

                (h) to engage in any kind of activity and to perform and carry out contracts of any kind necessary to, or in connection with, or incidental to, the development and operation of the Property as may be lawfully carried on or performed by a limited partnership under the laws of each state in which the Partnership is then formed, qualified, or does business.

        4.3 MAJOR DECISIONS. All "Major Decisions" (hereinafter defined) with respect to the Partnership business shall require Approval by Partnership Vote. All Major Decisions shall be made by the Partners in a timely manner with due regard for the necessity of obtaining and evaluating the information necessary for making such Major Decisions. A "MAJOR DECISION" as used in this Agreement means any decision with respect to the following matters:

                (a) any merger or consolidation of the Partnership with another entity;

                (b) any borrowing by the Partnership secured by a deed of trust or lien against the Property or any guarantee of debt of any other Person;

                (c) except for expenditures made and obligations incurred pursuant to an Operating Budget, making any expenditure or incurring any obligation by or for the Partnership, or approving any such expenditure or obligation to be made or incurred by the Partnership, in excess of 105% of the amount set forth in an Operating Budget therefor (the "105% LIMITATION"); provided, that the General Partner may (without prior Approval by Partnership
Vote) make expenditures that it reasonably determines are necessary or appropriate that exceed such 105% Limitation provided that the aggregate amount of such expenditures do not exceed the lesser of: (i) fifteen percent (15%) of the Operating Budget, or (ii) Fifty Thousand Dollars ($50,000.00) in any 12-month period; provided, further, that if emergency repairs to the Property are necessary to avoid imminent danger of injury to the Property or to an individual, the General Partner may make such expenditures as may be necessary to alleviate such situation (without regard to the foregoing limitations) and shall promptly notify the Limited Partners in writing of the event giving rise to such repairs and the actions taken with respect thereto;

                (d) causing the Partnership to file a voluntarily bankruptcy petition, seeking or consenting to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Partnership or a substantial portion of its assets, causing the Partnership to file a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, causing the Partnership to file an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature or to take any action in furtherance of the foregoing;

                (e) causing the Partnership to file any lawsuit, other than lawsuits arising from the normal day-to-day operation of the Property, such as suits to collect unpaid rent and eviction suits;

                (f) any payment by the Partnership of any compensation to a Partner or an Affiliate of a Partner, or any transaction between the Partnership and any Partner or Affiliate of a Partner, except to the extent that any payment to, or transaction with, a Partner is set forth in an approved Operating Budget or expressly authorized or approved pursuant to the terms of this Agreement;

                (g) executing or approving any agreement or contract with any Person to be an agent for the Partnership or to be other than an independent contractor, or which permits any such Person to sign any agreement or contract, including, without limitation, brokerage, listing or commission agreements or service contracts, on behalf of the Partnership;

                (h) the dedication of any portion of the Property to any federal, state or local government or political subdivision;

                (i) approval of a management or leasing agreement related to the Property;

                (j) executing or approving any agreement, contract, or arrangement, with a term of more than one year that is not terminable with thirty (30) days notice without penalty;

                (k) assigning the Partnership's rights in specific Partnership property for other than Partnership purposes;

                (l) any act which would make it substantially impractical to carry on the ordinary business of the Partnership, other than a Transfer of all or substantially all of the assets of the Partnership with respect to which Approval by Partnership Vote has been obtained;

                (m)     any confession of a judgment against the Partnership;

                (n) making, executing or delivering any assignment for the benefit of creditors of the Partnership, or signing any bond, confession of judgment, indemnity bond or surety bond by or on behalf of the Partnership;

                (o) any Transfer (other than leases of the Property executed in the ordinary course of business) of all or any part of (i) the Property, or
(ii) any other Partnership asset the value of which exceeds $25,000;

                (p) any admission of any new Limited Partner to the Partnership;

                (q)     the dissolution or termination of the Partnership

                (r) the approval of any tax election that adversely affects a Limited Partner; and

                (s) any other decision or action which by the provisions of this Agreement is required to be authorized by Approval by Partnership Vote.

        4.4 ACTIONS REQUIRING UNANIMOUS CONSENT. Notwithstanding anything contained in this Agreement to the contrary, the following actions by the Partnership shall require the written consent of all the Partners: (a) any act that is contrary to the purpose of the Partnership as stated in Section 1.4 of this Agreement; (b) the admission of any new General Partner to the Partnership that is not a Behringer Harvard Affiliate; (c) any Transfer by the General Partner of its interest in the Partnership to any Person that is not a Behringer Harvard Affiliate; (d) any Transfer by Behringer Harvard Short-Term Opportunity Fund I LP, a Texas limited partnership ("BH FUND")(the sole member of the General Partner as of the date of this Agreement) of its interest in the General Partner to any Person that is not a Behringer Harvard Affiliate; and (e) any act in contravention of this Agreement (as this Agreement may hereafter be amended in accordance with the terms hereof).

        4.5 OPERATING BUDGETS. The Partnership shall operate under annual Operating Budgets which shall be prepared in accordance with the Management Agreement. After an annual Operating Budget has been approved, the General Partner shall implement it on behalf of the Partnership and may cause the Partnership to incur the expenditures and obligations therein provided. The General Partner shall submit (or request the manager of the Property to submit) to the Limited Partners any proposed Operating Budget for each calendar year by November 15 of the preceding calendar year. Provided that each of the Limited Partners receives the proposed Operating Budget for each calendar year by November 15 of the preceding calendar year, together with all supporting information necessary for the Limited Partners to review the Operating Budget, each Limited Partner will approve, reject, or provide changes to the Operating Budget by December 15 of the year in which the proposed Operating Budget was submitted to the Limited Partners. If an Operating Budget for any calendar year has not been approved by a

Majority in Interest by January 1 of that year, the Partnership shall continue to operate under the Operating Budget for the previous year with such adjustments as may be necessary to reflect deletion of non-recurring expense items set forth on the previous Operating Budget and increased insurance costs, taxes, utility costs, and debt service payments.

        4.6 LIMITED PARTNER PARTICIPATION IN MANAGEMENT. The Limited Partners, as limited partners, shall not participate in the operation or management of the business of the Partnership, or transact any business for or in the name of the Partnership, and the Limited Partners, as the limited partners, shall not have any right or power to sign for or bind the Partnership in any manner, except as expressly provided under the provisions of this Agreement. Any rights of the Limited Partners to consent to and approve of certain matters under the provisions of this Agreement shall not be deemed a participation in the operation and management of the business of the Partnership or the exercise of control of the Partnership business. Except as may be otherwise expressly provided herein, the Limited Partners shall not have the right to vote on any matter concerning the management and affairs of the Partnership.

        4.7 PAYMENT OF COSTS AND EXPENSES. The Partnership will be responsible for paying all costs and expenses of forming and continuing the Partnership, acquiring the Property, and conducting the business of the Partnership, including, without limitation, accounting costs, legal expenses and office supplies. In the event any such costs and expenses are incurred and paid by the General Partner on behalf of the Partnership, then, except as expressly provided to the contrary in this Agreement, such Partner shall be entitled to be reimbursed for such payment so long as such cost or expense was reasonably necessary and is reasonable in amount. The Partnership may use the proceeds of any revenues of the Partnership to reimburse a Partner for any such costs and expenses so paid.

        4.8 TRANSACTIONS WITH AFFILIATES. Any agreement whereby any service or activity to be performed for the Partnership is to be performed by an Affiliate of a Partner shall require Approval by a Partnership Vote. The Partners hereby acknowledge and agree that Approval by Partnership Vote has been obtained with respect to the Management Agreement and the Development Agreement.

        4.9     FEES PAYABLE BY THE PARTNERSHIP.

                (a) Upon the acquisition of the Property, the Partnership shall pay to Realty America Group LP a brokerage commission equal to one percent (1%) of the purchase price for the Property (as defined in the Purchase Agreement).

                (b) The Partnership shall enter into the Development Agreement with Developer to perform development services in respect of the Property, pursuant to which the Developer will receive a development fee from the Partnership of up to four percent (4%) of the costs of developing the Property.

                (c) If a guaranty by BH Investors or any affiliated entity (a "BH GUARANTOR") is required in order to obtain a Mortgage Loan, and if the BH Guarantor elects to execute such a guaranty (which election shall be made in the sole discretion of the BH Guarantor), then, upon the closing of such Mortgage Loan, Realty America shall pay to the BH Guarantor a guaranty fee equal to the product obtained by multiplying the original principal amount of the Mortgage Loan by one-half of one percent (.05%). The Partnership hereby agrees to indemnify any BH Guarantor against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by it in connection with any such guaranty, and any such amounts paid by a BH Guarantor shall be included in calculating whether the Maximum BH Investors Contribution Amount has been attained.

                (d) The Partnership shall contract with HPT for HPT to perform management services in respect of the Property in accordance with the Management Agreement, pursuant to which

HPT will receive the management fee and other fees from the Partnership as set forth in the Management Agreement.

                (e) The Partners acknowledge and agree that HPT will subcontract with an Affiliate of Realty America to perform certain management services in respect of the Property. Furthermore, the Partners acknowledge that HPT may subcontract (or the Partnership may contract directly) with an Affiliate of Realty America to perform leasing services in respect of the Project.

                (f) Subject to the final sentence of this Section 4.9(f), the Partnership shall pay to Behringer Harvard Advisors II LP, an affiliate of the General Partner, an annual asset management fee (the "ASSET MANAGEMENT FEE") equal to one-half of one percent (0.5%) of the aggregate book value of the assets of the Partnership (other than investments in bank accounts, money market funds and other current assets) at the time of measurement before deducting depreciation, bad debts, other similar non-cash reserves and without reduction for any debt secured by or relating to such assets. The Asset Management Fee will be payable on the tenth (10th) day of each month in an amount equal to one-twelfth of one-half percent (1/12 of .5%) of the value of the Partnership's assets (calculated pursuant to the preceding sentence) as of the last day of the immediately preceding month. Notwithstanding the foregoing provisions, in no event shall the Asset Management Fee paid to Behringer Harvard Advisors II LP exceed an amount equal to one percent (1%) of the costs of developing the Property.

                (g) The Partnership shall pay to Realty America and Behringer Harvard Advisors II LP (or its designated Affiliate) a market rate sales commission upon the sale of the Property, payable if and when the closing of the sale of the Property occurs, with eighty percent (80%) of such fee being paid to Realty America and twenty percent (20%) of such fee being paid to Behringer Harvard Advisors II LP (or its designated Affiliate).

        4.10 OTHER COMPENSATION. Except as provided in this Agreement, no Partner or its Affiliate shall be entitled to any compensation unless Approval by Partnership Vote is obtained with respect thereto.

        4.11 CONSTRUCTION REQUIREMENTS. The completion of improvements which are to be constructed on the Property shall be guaranteed at the price contracted either by an adequate completion bond or by other assurances satisfactory to the General Partner, which assurances shall include one or more (at the discretion of the General Partner) of the following: (a) a written personal guarantee of one or more of the general contractor's principals accompanied by the financial statements of such guarantor indicating a substantial net worth; (b) a written fixed price contract with a general contractor that has a substantial net worth; (c) a retention of a reasonable portion of construction costs as a potential offset to such construction costs in the event the general contractor does not perform in accordance with the construction contract; or (d) a program of disbursements control which provides for direct payments to subcontractors and suppliers. The Partnership shall make no periodic progress or other advance payments to the general contractor or any subcontractor unless the Partnership has first received an architect's certification as to the percentage of the improvements which has been completed and as to the dollar amount of the construction then completed.

        4.12 PROJECT MANAGERS. The Partnership shall have no employees. Each of BH Fund and Realty America shall hire, at its own expense, a person to serve as its project manager during the initial construction of improvements on the Property. Each project manager shall act on behalf of the Partner that appointed such project manager and shall work together to coordinate the development of the Property.

                                   ARTICLE V.

                          RIGHTS AND POWERS OF PARTNERS

        5.1     LIMITATION OF LIABILITY.

                (a) LIMITATION ON LIABILITY OF LIMITED PARTNERS. The Limited Partners shall not be bound by, or personally liable for, obligations or liabilities of the Partnership to outside third parties beyond the amount of their Capital Contributions to the Partnership, and the Limited Partners shall not be required to contribute any capital to the Partnership for any obligations to third parties in excess of the Capital Contributions actually made under Sections 3.1 and 3.2 hereof.

                (b) LIMITATION ON LIABILITY OF GENERAL PARTNER. The General Partner (including its members, officers, directors, agents, employees and representatives) shall not be liable or responsible in damages or otherwise to the Partnership or any Partner for any liability or loss relating to the performance or nonperformance of any act concerning the business of the Partnership, provided the General Partner was not guilty of gross negligence or willful misconduct.

        5.2     INDEMNIFICATION.

                (a) The General Partner (including its members, partners, officers, directors, agents, employees and representatives) shall be indemnified by the Partnership to the fullest extent permitted by law, against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by it or any of them in connection with the Partnership, provided that the General Partner has determined in good faith that such course of conduct was in, and not opposed to, the best interests of the Partnership and such liability or loss was not the result of gross negligence or willful misconduct, or a material breach of this Agreement on the part of the General Partner or such person, and (2) any such indemnification will only be recoverable from the assets of the Partnership and the Limited Partners shall not have any liability on account thereof. All rights to indemnification permitted herein and payment of associated expenses shall not be affected by the dissolution or other cessation of the existence of the General Partner, or the withdrawal, adjudication of bankruptcy or insolvency of the General Partner.

                (b) Expenses incurred in defending a threatened or pending civil, administrative or criminal action, suit or proceeding against any person who may be entitled to indemnification pursuant to this Section 5.2 may be paid by the Partnership in advance of the final disposition of such action, suit or proceeding, if (i) the legal action relates to the performance of duties or services by such person on behalf of the Partnership, (ii) the legal action is initiated by a third party who is not a Limited Partner, and (iii) such person undertakes to repay the advanced funds to the Partnership in cases in which it is not entitled to indemnification under this Section 5.2.

                (c) The term "General Partner" as used in this Section 5.2 shall include any additional or substitute general partner and any Affiliate of a General Partner performing services on behalf of the Partnership.

        5.3 OTHER BUSINESS ACTIVITIES. Subject to the other express provisions of this Agreement, each Partner and any Affiliate thereof may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in direct or indirect competition with the Partnership, with no obligation to offer to the Partnership or any other Partner the right to participate therein or to account therefor.

        5.4 INFORMATION. In addition to the other rights specifically set forth in this Agreement, each Partner is entitled to the following information:
(a) true and full information regarding the status of the business and financial condition of the Partnership; (b) promptly after becoming available, a copy of the Partnership's federal, state and local income tax returns for each year; (c) a current list of the name and last known business, residence or mailing address of each Partner; (d) a copy of this Agreement, the Certificate, and all amendments to such documents; and (e) other information regarding the affairs of the Partnership to which that Partner is entitled pursuant to the TRLPA.

        5.5 PRESS RELEASES. No public announcement, press release or other similar public disclosure of the terms of this Agreement, the activities of the Partnership, or the plans of the Partnership will be made unless same is proposed by the General Partner and authorized by Approval by Partnership Vote. However, notwithstanding the preceding sentence, any Partner shall have the right, without obtaining the consent of any other Partner, to make such disclosures as may, in the reasonable judgment of such Partner's counsel, be required by applicable law. Furthermore, it is agreed that the foregoing provisions of this Section 5.5 shall not prohibit a Partner from disclosing such information to the accountants, attorneys, consultants, lenders and vendors of the Partnership as is necessary to allow such parties to provide services, funds or goods to the Partnership. The Partners have agreed that if a Partner breaches the obligation set forth in the first sentence of this Section 5.5 (the "NON-DISCLOSURE OBLIGATION"), the actual damages that will be incurred by the other Partners as a result of such breach would be extremely difficult or impracticable to determine. Therefore, the Partners agree that if a Partner or any Affiliate of a Partner breaches the Non-Disclosure Obligation, such Partner shall pay to each of the other Partners liquidated damages (the "LIQUIDATED DAMAGES") in the amount of Fifty Thousand Dollars ($50,000) for each such breach, such amount having been agreed upon, after negotiation, as the Partners' reasonable estimate of the damages that will be suffered by reason of a breach of the Non-Disclosure Obligation. Any Liquidated Damages becoming payable pursuant to this Section 5.5 shall be paid within ten (10) days after the breach of the Non-Disclosure Obligation giving rise to the Liquidated Damages. If not paid within such ten (10) day period, the Liquidated Damages shall thereafter bear interest at the lesser of twelve percent (12%) per annum or the highest rate permitted by applicable law. All Partnership distributions and other payments that otherwise would be made to the Partner that is liable for Liquidated Damages shall be paid to the other Partners until the Liquidated Damages and all interest accrued thereon are paid in full (with all such payments being applied first to accrued and unpaid interest and then to the Liquidated Damages).

                                  ARTICLE VI.

                 DISTRIBUTIONS/ALLOCATIONS OF PROFITS AND LOSSES

        6.1 DISTRIBUTIONS OF DISTRIBUTABLE CASH. Within twenty (20) days following the end of each month (unless Approval by Partnership Vote is otherwise obtained), the Partnership shall distribute Distributable Cash in the following order of priority:

                (a) First, to the Partners in proportion to their respective Additional Capital Contribution Account balances until their respective Additional Capital Contribution Account balances are reduced to zero;

                (b) Next, to the Partners in proportion to their respective Initial Capital Contribution Account balances until their respective Initial Capital Contribution Account balances are reduced to zero; and

                (c) Next, to the Partners, pro rata in accordance with their Residual Percentages (as calculated pursuant to clause (b) of the definition of such term).

                                  ARTICLE VII.

                        ALLOCATION OF PROFITS AND LOSSES

        7.1     ALLOCATION OF PROFITS AND LOSSES. After application of Section
7.3 hereof, Profits and Losses for each fiscal year shall be allocated among the Partners so as to reduce, proportionately, in the case of any Profits, the difference between their respective Target Accounts and Partially Adjusted Capital Accounts for such fiscal year and, in the case of Losses, the difference between their respective Partially Adjusted Capital Accounts and Target Accounts for such fiscal year. To the extent that, in the fiscal year in which all or substantially all of the Partnership's assets are disposed of, or in the fiscal year in which the Partnership is liquidated, the allocation of Profit or Loss set forth in the preceding sentence does not cause each Partner's Partially Adjusted Capital Account balance to equal the balance of its Target Account, items of income or gain will be reallocated to any Partner with a Partially Adjusted Capital Account which is less than its Target Account, and items of loss, deduction or expense will be reallocated to any Partner with a Partially Adjusted Capital Account that is greater than its Target Account in such manner as to reduce, to the greatest extent possible, the difference between each Partner's respective balance in its Target Account and its Partially Adjusted Capital Account balance.

        7.2 LIMITATION ON LOSS ALLOCATIONS. Notwithstanding anything in this Agreement to the contrary, no Losses or item of deduction shall be allocated to a Partner if such allocation would cause the Capital Account of such Partner to have a deficit in excess of the sum of (a) the amount of additional capital such Partner would be required to contribute to the Partnership if the Partnership were to dissolve on the last day of the accounting period to which such allocation relates plus (b) such Partner's distributive share of Partnership Minimum Gain as of the last day of such accounting period, determined pursuant to Regulations Section 1.704-2(g)(1), plus (c) such Partner's share of Partner Minimum Gain as of the last day of such year, determined pursuant to Regulation
Section 1.704-2(i)(5). Any amounts not allocated to a Partner pursuant to the limitations set forth in this paragraph shall be allocated to the other Partners to the extent possible without violating the limitations set forth in this paragraph. For purposes of the foregoing provisions, the balance of a Partner's Capital Account shall be determined after reducing such Capital Account by (i) all anticipated allocations of loss or deduction pursuant to Sections 704(e)(2) and 706(d) of the Code, and Section 1.751-1(b)(2)(ii) of the Regulations, and
(ii) anticipated distributions to such Partner to the extent such anticipated distributions exceed anticipated increases to such Partner's Capital Account during or prior to the year of distribution (other than increases which may not be taken into account pursuant to Section 1.704-1(b)(2)(ii)(d)(6) of the Regulations).

        7.3 SPECIAL ALLOCATIONS. The following special allocations shall be made in the following order:

                (a)     MINIMUM GAIN CHARGEBACK. Except as otherwise provided in
Section 1.704-2(f) of the Regulations, in the event there is a net decrease in Partnership Minimum Gain during a Partnership taxable year, each Partner shall be allocated (before any other allocation is made pursuant to this Section 7.3) items of income and gain for such year (and, if necessary, for subsequent years) equal to that Partner's share of the net decrease in Partnership Minimum Gain. The determination of a Partner's share of the net decrease in Partnership Minimum Gain shall be determined in accordance with Regulations Section 1.704-2(g). The items to be specially allocated to the Partners in accordance with this Section 7.3(a) shall be determined in accordance with Regulation
Section 1.704-2(f)(6). This Section 7.3(a) is intended to comply with the Minimum Gain chargeback requirement set forth in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

                (b) PARTNER MINIMUM GAIN CHARGEBACK. Except as otherwise provided in Section 1.704-2(i)(4), in the event there is a net decrease in Partner Minimum Gain during a Partnership taxable year, each Partner who has a share of that Partner Minimum Gain as of the beginning of the year, to the extent required by Regulation Section 1.704-2(i)(4), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) equal to that Partner's share of the net decrease in Partner Minimum Gain. Allocations pursuant to this subparagraph (b) shall be made in accordance with Regulation Section 1.704-2(i)(4). This Section 7.3(b) is intended to comply with the requirement set forth in Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

                (c) QUALIFIED INCOME OFFSET ALLOCATION. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6) or which would cause the negative balance in such Partner's Capital Account to exceed the sum of (i) his obligation to restore a Capital Account deficit upon liquidation of the Partnership, plus (ii) his share of Partnership Minimum Gain determined pursuant to Regulation Section 1.704-2(g)(1), plus (iii) such Partner's share of Partner Minimum Gain determined pursuant to Regulation Section 1.704-2(i)(5), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate such excess negative balance in his Capital Account as quickly as possible. This Section 7.3(c) is intended to comply with the alternative test for economic effect set forth in Regulation
Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

                (d) GROSS INCOME ALLOCATION. In the event any Partner has a deficit Capital Account at the end of any Partnership fiscal year which is in excess of the sum of (i) any amounts such Partner is obligated to restore pursuant to this Agreement, plus (ii) such Partner's distributive share of Minimum Gain as of such date, plus such Partner's share of Partner Minimum Gain determined pursuant to Regulation Section 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this
Section 7.3(d) shall be made only if and to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 7.3 have been made, except assuming that Section 7.3(c) above and this Section 7.3(d) were not contained in this Agreement.

                (e) ALLOCATION OF NONRECOURSE DEDUCTIONS. Nonrecourse Deductions shall be allocated to the Partners in accordance with their respective Residual Percentages.

                (f) ALLOCATION OF PARTNER NONRECOURSE DEDUCTIONS. Partner Nonrecourse Deductions shall be allocated as prescribed by the Regulations.

                (g) BASIS ADJUSTMENT UNDER SECTION 754. To the extent an adjustment to the adjusted tax basis of any Partnership assets pursuant to Code
Section 734(b) or Code Section 743(b) is required, pursuant to Regulations
Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain, if the adjustment increases the basis of the asset, or loss, if the adjustment decreases such basis, and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

        7.4 BUILT-IN GAIN OR LOSS/SECTION 704(C) TAX ALLOCATIONS. In the event that the Capital Accounts of the Partners are credited with or adjusted to reflect the Gross Asset Value of the Partnership's property and assets, the Partners' distributive shares of depreciation, depletion, amortization, and gain or loss, as computed for tax purposes, with respect to such property, shall be determined pursuant to Section 704(c) of the Code and the Regulations thereunder, so as to take account of the variation between the adjusted tax basis and Gross Asset Value of such property in a manner determined by Approval by Partnership Vote. Any deductions, income, gain or loss specially allocated pursuant to this Section 7.4 shall not be taken into account for purposes of determining Profits or Losses or for purposes of adjusting a Partner's Capital Account.

        7.5 RECAPTURE. Ordinary income arising from the recapture of depreciation and unrecaptured Section 1250 gain shall be allocated to the Partners in the manner that is prescribed by the Regulations, or if the Regulations do not prescribe a manner in which depreciation is to be recaptured, then depreciation shall be recaptured in the same manner as such depreciation was allocated to the Partners.

        7.6 RETENTION OF SECTION 751 ASSETS. Upon the occurrence of an event which would otherwise cause a reduction in a Partner's respective interest in the Partnership's Section 751 assets ("substantially appreciated inventory" and "unrealized receivables" as defined in Section 751 of the Code), such as the admission of new Partners or otherwise, no such reduction shall occur with respect to Partners who were Partners immediately preceding such event and who continue to be Partners after the occurrence of such event but, rather, each such Partner shall retain his respective interest in the Partnership's Section 751 assets existing immediately prior to such event.

        7.7 PROHIBITION AGAINST RETROACTIVE ALLOCATIONS. Notwithstanding anything in this Agreement to the contrary, no Partner shall be allocated any loss, credit or income attributable to a period prior to his admission to the Partnership. In the event that a Partner Transfers all or a portion of his Partnership interest, or if there is a reduction in a Partner's Residual Percentage due to the admission of new Partners or otherwise, each Partner's distributive share of Partnership items of income, loss, credit, etc., shall be determined by taking into account each Partner's varying interests in the Partnership during the Partnership's taxable year. For this purpose, each Partner's distributive share shall be estimated by taking the pro rata portion of the distributive share such Partner would have included in his taxable income had he maintained his Residual Percentage throughout the Partnership year. Such proration shall be based upon the portion of the year during which such Partner held the Residual Percentage, except that extraordinary, nonrecurring items shall be allocated to the persons holding Partnership interests at the time such extraordinary items occur.

        7.8 ALLOCATION OF NONRECOURSE LIABILITIES. The "excess nonrecourse liabilities" of the Partnership (within the meaning of Section 1.752-3(a)(3) of the Regulations) shall be allocated to the Partners in accordance with their respective Residual Percentages.

                                 ARTICLE VIII.

                        TRANSFER OF PARTNERSHIP INTEREST

        8.1 PROHIBITION ON DISPOSITION OF GENERAL PARTNER'S INTEREST. Unless Approval by Partnership Vote is otherwise obtained, or except as otherwise permitted in this Agreement, the General Partner may not, directly or indirectly, by operation of law or otherwise (a) withdraw or resign from the Partnership, or (b) Transfer any or all of its interest in the Partnership. In addition, the General Partner shall not permit the Transfer of any interest in the General Partner unless Approval by Partnership Vote is obtained with respect to such Transfer. Any act in violation of this Section 8.1 shall be null and void as against the Partnership and the Limited Partners, except as otherwise required by law.

        8.2 GENERAL PARTNER CEASING TO BE A GENERAL PARTNER. Unless Approval by Partnership Vote is otherwise obtained, a General Partner shall cease to be a General Partner of the Partnership upon the happening of any of the following events (hereinafter each referred to as an "EVENT OF WITHDRAWAL"):

                (a) such General Partner makes an assignment for the benefit of creditors; files a voluntary petition of bankruptcy; is adjudicated as bankrupt or insolvent or is the subject of an order for relief under the bankruptcy laws; files a petition or answer seeking for itself any reorganization, arrangement or similar relief under any statute, law or regulation; files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature; or seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of all or any substantial part of its properties;

                (b) such General Partner fails to dismiss within one hundred twenty (120) days after the commencement of any proceeding which attempts to attach or charge the General Partner's Partnership interest or which seeks reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief against the General Partner under any statute, law or regulation, or if within ninety (90) days after a court order attaching or charging its Partnership interest or the appointment without its consent or acquiescence of a trustee, receiver or liquidator of such General Partner or all or any substantial part of its properties, the order or appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the order or appointment is not vacated;

                (c) In the case of any General Partner which is a corporation, limited partnership or limited liability company, the filing of a certificate of dissolution or its equivalent for the corporation, limited partnership or limited liability company, or the revocation of its charter or authority to do business in the jurisdiction of its formation;

                (d) The withdrawal of a General Partner from the Partnership as provided in Section 8.1 above; or

                (e) The Transfer by a General Partner of all or any part of its interest in the Partnership except as approved by Partnership Vote pursuant to Section 8.1.

                Any person ceasing to be a General Partner (other than as a result of paragraph (d) and (e) of this Section 8.2) shall automatically become a limited partner of the Partnership having the same percentage interest in the profits, losses and distributions of the Partnership that it had while it was a general partner, and provided further that in the event that the Partners elect to continue the Partnership pursuant to Section 12.1(b) below, and a new General Partner is admitted to the Partnership to enable the Partnership to continue, then the General Partner being converted to a limited partner shall Transfer a ..005% Residual Percentage to the newly admitted general partner. Such Transfer shall not reduce the interest in the Partnership of any Partner other than the General Partner which is being converted to a limited partner.

        8.3 GENERAL PROHIBITION AGAINST TRANSFERS OF LIMITED PARTNER'S INTEREST. A Limited Partner may not Transfer any or all of such Partner's interest in the Partnership except as permitted in Section 8.4. Any act in violation of this Article shall be null and void as against the Partnership and the Partners, except as otherwise provided by law.

        8.4 CONDITIONS UPON TRANSFERS BY A LIMITED PARTNER. A Limited Partner may Transfer all or any part of such Partner's interest in the Partnership only with the written consent of the General Partner and Approval by Partnership Vote; provided, however, that the General Partner's written consent shall not be given unless:

                        (i) the General Partner is satisfied that the proposed Transfer will not have any adverse effect upon the Partnership or the Partners under federal income tax laws then in effect or cause any default in any loan documents of the Partnership or the Property owner;

                        (ii) the General Partner has received, if requested, an opinion from counsel for the Partnership to the effect that such Transfer will not violate federal or state securities laws or regulations; and

                        (iii) the person, firm or entity to acquire such interest agrees to comply with all terms of this Agreement, including without limitation Section 8.5 below.

        8.5 SUBSTITUTION OF ASSIGNEE. No Transferee of the whole or any portion of a Limited Partner's interest in the Partnership shall have the right to be admitted to the Partnership and become a Limited Partner unless and until all of the Partners in their absolute discretion consent and all of the following conditions are satisfied:

                (a) the Transferor and Transferee execute and acknowledge a written instrument of assignment, together with such other instruments as the General Partner may deem necessary or desirable to effect the admission of the Transferee as a substitute Limited Partner; and

                (b) an instrument specifically Transferring such interest, signed by both assignor and assignee, shall be filed with the General Partner, and until such instrument is so filed, the Partnership shall not recognize any Transfer of interest for the purposes of making payments of profits, income or any other distribution with respect to such interest.

        8.6     BUY-SELL IN EVENT OF OFFER TO PURCHASE ASSETS.

                (a) If a BONA FIDE offer (an "OFFER TO PURCHASE") is made to the Partnership for the purchase of the then-remaining portion of the Property still owned by the Partnership, the General Partner shall notify the Partners of such offer. Within five (5) business days after all the Partners have been notified of such the Offer to Purchase, each Partner shall send to the other Partners written notice (the "RESPONSE NOTICE") whether such offer is acceptable. If one or more Partners desires to accept the Offer to Purchase and the other Partners do not, then any Partner that wants to accept the Offer to Purchase (whether one or more, the "SELLING PARTNER") shall have the right, within five (5) business days after the latest of the Response Notices is received, to request in writing that the Partners that do not want to accept the Offer to Purchase (whether one or more, the "PURCHASING PARTNER") purchase the interest in the Partnership owned by the Selling Partner. In such event, the Purchasing Partner shall have five (5) business days after receipt of such notice from the Selling Partner to elect by written notice to the Selling Partner either (i) to purchase the interest of the Selling Partner, or (ii) to accept the Offer to Purchase. The failure of a Purchasing Partner to respond to such notice from the Selling Partner within such five (5) business day period shall be deemed an election by the Purchasing Partner to purchase the interest of the Selling Partner as set forth in clause (i) of the preceding sentence. In the event that the Purchasing Partner elects (or is deemed to have elected) to purchase the interest of the Selling Partner, the purchase price payable by the Purchasing Partner to the Selling Partner shall be an amount equal to the amount which the Selling Partner would have received had the Property been sold by the Partnership pursuant to the terms of the Offer to Purchase that the Selling Partner wished to accept. Closing shall occur at the offices of the Partnership no later than sixty (60) days following the date the Purchasing Partner elects (or is deemed to have elected) to purchase the Selling Partner's interest in the Partnership. It is understood and agreed that if a portion of the Assets are sold between the time that the Purchasing Partner elects (or is deemed to have elected) to purchase the Selling Partner's interest and such closing, the proceeds of such sale shall be retained by the Partnership and not distributed to the Partners.

                (b) At the closing, the applicable interests in the Partnership shall be duly conveyed, free of all liens and encumbrances. The purchase price shall be paid by wire transfer of immediately available federal funds, unless a different manner of payment was set forth in the offer or is otherwise agreed to by the Partnership. At the election of the Purchasing Partner, the applicable interests in the Partnership to be purchased may be acquired in the name of a nominee (whether or not such nominee is an Affiliate of the Purchasing Partner), provided, that the Purchasing Partner shall have designated such nominee by written notice prior to the date of purchase. It shall be a condition of the Selling Partner's obligation to proceed with any such purchase that the Purchasing Partner shall have obtained releases of any guaranties of indebtedness of the Partnership executed by the Selling Partner or any Affiliates of (or principals in) the Selling Partner. The Purchasing Partner, in addition to paying at the closing the purchase price, shall be obligated to loan to the Partnership an amount sufficient to discharge at the closing all outstanding and unpaid obligations of the Partnership to the Selling Partner as of such time.

                (c) Upon receipt of the purchase price, the Selling Partner shall execute and deliver all documents reasonably required to transfer the interest in the Partnership being sold. The Selling Partner shall also execute such resignations and other documents as may be reasonably required by counsel for the Partnership to accomplish the withdrawal of the Selling Partner as a Partner of the Partnership and the Purchasing Partner shall assume all of the Selling Partner's obligations to the Partnership and any of its creditors under any loans to the Partnership permitted by this Agreement, such assumptions to be in form reasonably satisfactory to counsel for the Selling Partner.

                (d) It is expressly agreed that the remedy at law for breach of any of the obligations set forth in this Section 8.6 is inadequate in view of
(i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Partner to comply fully with each of said obligations, and (ii) the uniqueness of the Partnership business and Partners' relationship. Accordingly, each of the aforesaid obligations shall be, and is hereby expressly made, enforceable by specific performance.

        8.7     BUY-SELL AGREEMENT.

                (a) Any Partner (the "OFFEROR") may make an offer in writing to the other Partners (the "OFFEREE"), which shall state an amount (the "BUY-SELL VALUE") determined in the sole and absolute discretion of the Offeror. The Buy-Sell Value shall be the amount that the Offeror chooses to be the value of the Assets. An offer made pursuant to this Section 8.7 shall constitute an irrevocable offer by the Offeror to the Offeree either (i) to sell all, but not less than all, of the Offeror's interests in the Partnership (including any interests held by, or Transferred to, its Affiliates), or (ii) to purchase all, but not less than all, of the Offeree's interests in the Partnership (including any interests held by or Transferred to its Affiliates). The Offeree shall have sixty (60) days after receipt of an offer made pursuant to this Section 8.7 to elect either (A) to sell its interests in the Partnership at a price equal to the amount the Offeree would have received pursuant to a liquidation of the Partnership if the Assets had been sold to a third party for the Buy-Sell Value and the proceeds therefrom had been applied and distributed in accordance with
Section 12.2 (assuming that all allocations resulting from the sale had been made and no reserves are established); or (B) to buy the Offeror's interest in the Partnership at a price equal to the amount the Offeror would have received pursuant to a liquidation of the Partnership if the Assets had been sold to a third party for the Buy-Sell Value and the proceeds therefrom had been applied and distributed in accordance with Section 12.2 (assuming that all allocations resulting from the sale had been made and no reserves are established). If the Offeree fails to make such an election within sixty (60) days after receipt of an offer under this Section 8.7(a), the Offeree shall be deemed to have elected to sell its interests in the Partnership. In any case in which there is more than one purchasing Partner, the purchasing Partners shall determine the proportions of the interests in the Partnership to be purchased by each such Partner.

                (b) Closing shall occur at the offices of the Partnership no later than ninety (90) days following the date after the election to purchase has been made or deemed made. It is understood and agreed that if a portion of the Assets are sold between the time that the Offeror initiates the procedure set forth Section 8.7(a) above and closing, the proceeds of such sale shall be retained by the Partnership and not distributed to the Partners. At the closing, the applicable interests in the Partnership shall be duly conveyed, free of all liens and encumbrances, and the purchase price shall be paid by wire transfer of immediately available federal funds. At the election of the purchasing Partner, the applicable interests in the Partnership to be purchased may be acquired in the name of a nominee (whether or not such nominee is an Affiliate of the Purchasing Partner), provided, that the Purchasing Partner shall have designated such nominee by written notice prior to the date of purchase. It shall be a condition of the selling Partner's obligation to proceed with any such purchase that the purchasing Partner shall have obtained releases of any guaranties of indebtedness of the Partnership executed by the selling Partner or any Affiliates of (or principals in) such selling Partner. The purchasing Partner, in addition to paying at the closing the purchase price, shall be obligated to loan to the Partnership an amount sufficient to discharge at the closing all outstanding and unpaid obligations of the Partnership to the selling Partner as of such time.

                (c) Upon receipt of the purchase price, the selling Partner shall execute and deliver all documents reasonably required to transfer the interest in the Partnership being sold. The selling Partner shall also execute such resignations and other documents as may be reasonably required by counsel for the Partnership to accomplish the withdrawal of the selling Partner as a Partner of the Partnership and the purchasing Partner shall assume all of the selling Partner's obligations to the Partnership and any of its creditors under any loans to the Partnership permitted by this Agreement, such assumptions to be in form reasonably satisfactory to counsel for the selling Partner.

                (d) It is expressly agreed that the remedy at law for breach of any of the obligations set forth in this Section 8.7 is inadequate in view of
(i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Partner to comply fully with each of said obligations, and (ii) the uniqueness of the Partnership business and Partners' relationship. Accordingly, each of the aforesaid obligations shall be, and is hereby expressly made, enforceable by specific performance.

        8.8     AUTHORITY OF GENERAL PARTNER. For purposes of Section 8.6 and
Section 8.7 above, the General Partner and BH Investors shall be treated as one Partner, and the General Partner shall make all decisions on behalf of the General Partner and BH Investors regarding the initiation of the buy/sell procedure or any other decision to be made pursuant to Section 8.6 or Section
8.7. BH Investors hereby irrevocably constitutes and appoints the General Partner as its attorney-in-fact with full power to bind BH Investors hereunder and execute documents of transfer on its behalf.

        8.9 COST AND EXPENSE OF TRANSFER; ALLOCATION OF PROFITS AND LOSSES. All costs and expenses incurred by the Partnership in connection with any disposition of a Partner's interest, including any filing, recording and publishing costs and the fees and disbursements of counsel, shall be paid by the Partner disposing of such interest. If an interest in the Partnership is disposed of pursuant to this Article VIII, the selling Partner shall nevertheless be entitled to a portion of the profits and be charged with a portion of the losses allocated to such interest or part thereof for the fiscal year of the Partnership in which such disposition occurs, consistent with
Section 7.7 above.

                                  ARTICLE IX.

                        OWNERSHIP OF PARTNERSHIP PROPERTY

        All real or personal property, including all improvements placed or located thereon, acquired by the Partnership shall be owned by and in the name of the Partnership, such ownership being subject to the other terms and provisions of this Agreement.

                                   ARTICLE X.

                                 FISCAL MATTERS

        10.1 FISCAL YEAR. The fiscal year of the Partnership shall be the calendar year.

        10.2    RECORDS; FINANCIAL STATEMENTS.

                (a) Proper books and records shall be kept with reference to all Partnership transactions at the principal place of business of the Partnership, and each Partner shall at all reasonable times during business hours have access thereto. The books shall be kept in such manner of accounting as shall properly reflect the actions of the Partnership in accordance with accounting principles generally accepted within the industry and consistently applied on such basis as will, in the opinion of the Partnership's accountants, be most advantageous to the Partnership. The books and records shall include the designation and identification of any property in which the Partnership owns a beneficial interest. The books and records of the Partnership shall be reviewed annually at the expense of the Partnership by an independent certified public accountant selected by the General Partner, who shall prepare and deliver to the Partnership, for filing, the appropriate federal Partnership income tax return(s) before March 31 of each year. The General Partner shall provide each Limited Partner with a copy of the Partnership income tax return at least ten
(10) business days prior to filing such return. The Partnership shall report its operations for tax purposes on the accrual basis.

                (b) The General Partner shall, at Partnership expense, furnish (or request the manager of the Property to furnish) to the Partners (i) on or before the twentieth (20th) day of each calendar quarter, an unaudited statement setting forth and describing in reasonable detail the receipts and expenditures of the Partnership during the preceding calendar quarter and comparing the results of operations of the Partnership for such calendar quarter and for the year to date to the appropriate Operating Budget, (ii) on or before one hundred twenty (120) days after the end of each fiscal year, a balance sheet of the Partnership dated as of the end of such fiscal year, a statement of the Partners' Capital Accounts and Capital Contribution Balances, a statement of Distributable Cash, and a statement setting forth the Profits and Losses for such fiscal year, audited by an independent firm of certified public accountants as determined by Approval by Partnership Vote, and (iii) from time to time, all other information relating to the Partnership and the business and its affairs reasonably requested by any Partner.

        10.3 ACCOUNTS. All funds of the Partnership shall be deposited in its name in an account or accounts maintained at a bank designated by the General Partner or with an agent designated by the General Partner. Checks shall be drawn upon the Partnership account or accounts only for purposes of the Partnership and shall be signed by the General Partner.

        10.4 FEDERAL TAX ELECTIONS. All elections for federal tax purposes, including but not limited to an election to adjust the basis of the assets of the Partnership pursuant to Section 754 of the Code, and the adoption of accelerated depreciation or cost recovery methods required or permitted to be made by the Partnership under the Code shall be determined by Approval by Partnership Vote.

        10.5 TAX AUDITS. The General Partner shall be designated as the "tax matters partner" of the Partnership as defined in Sections 6221 ET SEQ, of the Code and, in the event of an audit of the Partnership by the Internal Revenue Service ("IRS"), the General Partner, at Partnership expense, shall have the exclusive right to conduct all negotiations with the Internal Revenue Service on behalf of the Partnership, and the attorneys and accountants selected by the Partners to conduct such negotiations are hereby specifically authorized by the Partners to act on behalf of the Partnership in such negotiations, and each

Partner will execute such further authority as the IRS may require to permit the General Partner and its selected attorneys and accountants to so represent the Partners; provided the General Partner shall not take any action take any action contemplated by Sections 6222 through 6232 of the Code without prior Approval by Partnership Vote. This provision is not intended to authorize the General Partner to take any action left to the determination of an individual Partner under Sections 6222 through 6232 of the Code.

                                  ARTICLE XI.

                                    AMENDMENT

        11.1 AUTHORITY TO AMEND. This Agreement may be altered or amended by a written instrument signed by the General Partner and Limited Partners holding a Majority in Interest of the Residual Percentages; provided, however, that (a) any amendment that constitutes an action described in Section 4.4 of this Agreement shall require execution by all the Partners; (b) the General Partner shall have the right to amend this Agreement as set forth in Section 11.2 below without any approval of the Limited Partners; and (c) any amendment that reduces a Partner's economic interest in the Partnership or increases a Partner's liabilities or obligations under this Agreement shall require such Partner's written consent.

        11.2 AMENDMENTS BY GENERAL PARTNER WHICH REQUIRE NO APPROVAL. Notwithstanding Section 11.1 hereof, the following amendments to this Agreement may be made by the General Partner, without approval of the Limited Partners:

                (a) a clarification which does not change the substance hereof;

                (b)     a change in the name of the Partnership;

                (c) a change in the name and address of a Partner designated in Article II pursuant to a request from that Partner;

                (d) a modification which is necessary or appropriate, in the opinion of counsel for the Partnership, to satisfy the requirements of the Code with respect to partnerships or of any federal or state securities laws or regulations, provided such amendment does not adversely affect the economic interests of any Limited Partner without that Limited Partner's consent.

                                  ARTICLE XII.

                         DISSOLUTION OF THE PARTNERSHIP

        12.1    DISSOLUTION.

                (a) It is the intention of the Partners that the Partnership shall be continued by the Partners, or those remaining, pursuant to the provisions of this Agreement, notwithstanding the occurrence of any event which would otherwise result in a dissolution of the Partnership pursuant to the law of the State of Texas, and no Partner shall be released or relieved of any duty or obligation hereunder by reason of any such dissolution; provided, however, that the Partnership shall be terminated, its affairs wound up and its property and assets distributed on the earlier of:

                        (i) expiration of the Partnership term as provided in Section 1.5 hereof;

                        (ii) the written consent of the General Partner and the Limited Partners holding a Majority in Interest of the Residual Percentages;

                        (iii) an Event of Withdrawal of a General Partner (as defined in Article VIII hereof) unless at the time of the Event of Withdrawal, there is at least one (1) other General Partner or the provisions of Section 12.1(b) below are satisfied;

                        (iv) the disposition (including condemnation or casualty loss) of all or substantially all of the property and assets of the Partnership and receipt of the proceeds from such sale of other disposition (except under circumstances where (x) all or a portion of the purchase price is payable after the closing of the sale or other disposition, or (y) the Partnership retains a material economic or ownership interest in the entity to which all or substantially all of its assets are Transferred); or

                        (v) dissolution by law or appropriate judicial decree.

                (b) Upon the occurrence of any Event of Withdrawal of a General Partner at a time when there is no other General Partner, the Partnership shall be continued if, within a period of ninety (90) days from the date of such occurrence, all other Partners agree in writing that the Partnership shall be continued and designate one or more individuals or legal entities to be admitted to the Partnership as a General Partner, which agreement shall be effective as of the date of the occurrence of the applicable Event of Withdrawal. Any such individual or legal entity shall, upon admission to the Partnership, succeed to all of the rights and powers of a General Partner hereunder.

                (c) Dissolution of the Partnership shall be effective on December 31, 2053 or the day on which the event occurs giving rise to the dissolution, but the Partnership shall not terminate until the Certificate shall have been canceled and the assets of the Partnership shall have been distributed as provided below. Notwithstanding the dissolution of the Partnership, prior to the termination of the Partnership as aforesaid, the business of the Partnership and the affairs of the Partners shall continue to be governed by this Agreement.

                (d) The bankruptcy, insolvency, dissolution, or adjudication of incompetency of a Limited Partner shall not cause the dissolution of the Partnership. In the event of the bankruptcy, or incompetency of a Limited Partner, its administrators or representatives ("Successor") shall have the same rights that such Limited Partner would have had if it had not become bankrupt, except that, in the event of bankruptcy, such Successor shall have no right to participate in the management of the Partnership or vote on any Partnership matter unless such Successor is admitted to the Partnership as a Limited Partner pursuant to Section 8.5, and the interest of such Limited Partner in the Partnership shall, until the termination of the Partnership, otherwise be subject to the terms, provisions and conditions of this Agreement as if such Limited Partner had not become bankrupt. In the event of any other withdrawal of a Limited Partner, the Limited Partner shall only be entitled to Partnership distributions distributable to it but not actually paid to it prior to such withdrawal and shall not have any right to have its interest in the Partnership purchased or paid for.

                (e) Notwithstanding anything in this Agreement to the contrary, upon a sale of all or substantially all of the assets of the Partnership in a single transaction (a "SINGLE SALE TRANSACTION") where all or any portion of the consideration payable to the Partnership is to be received by the Partnership more than ninety (90) days after the date on which such Single Sale Transaction occurs, the Partnership shall continue for purposes of collecting the deferred payments and making distributions to the Partners. In such event (i) gain recognized and cash distributed in any year as a result of such Single Sale Transaction shall be allocated and distributed among the Partners in the same proportion as such gain and cash would have been allocated and distributed were the entire gain resulting from such Single Sale Transaction required to be recognized for Federal income tax purposes in the year in which such Single Sale Transaction occurred; and (ii) income attributable to interest on deferred payments shall be allocated among, and such interest shall be distributed to, the Partners as if the deferred payment obligations received by the Partnership had been distributed to the Partners pursuant to Section 6.1.

        12.2 WIND-UP OF AFFAIRS. As expeditiously as possible following the occurrence of an event giving rise to a termination of the Partnership pursuant to Section 12.1 above, the General Partner(s) or, if none, all of the Limited Partners or a liquidator appointed by all of the Limited Partners (the General Partner, Limited Partners or such liquidator, as the case may be, is referred to here as the "LIQUIDATOR") shall liquidate the assets of the Partnership, apply and distribute the proceeds thereof as contemplated by this Agreement and cause the cancellation of the Certificate. As soon as possible after the dissolution of the Partnership, a full account of the assets and liabilities of the Partnership shall be taken, and a statement shall be prepared by the independent accountants then acting for the Partnership setting forth the assets and liabilities of the Partnership. A copy of such statement shall be furnished to each of the Partners within ninety (90) days after such dissolution. Thereafter, the Liquidator shall wind up the affairs of the Partnership and distribute the Partnership assets in the following order of priority:

                (a) to creditors (including Partners who are creditors) in satisfaction of the liabilities of the Partnership, other than liabilities to existing and former Partners for distributions from the Partnership;

                (b) to the establishment of any reserves which the Liquidator deems reasonably necessary for any contingencies or unforeseen liabilities or obligations of the Partnership. Such reserves shall be paid over by the Liquidator to an escrow agent or shall be held by the Liquidator for the purpose of disbursing such reserves in payment of any of such contingencies. At the expiration of such period as the Liquidator deems advisable, the balance thereof shall be distributed in the manner and order provided in this Section;

                (c) to existing and former Partners in satisfaction of any liabilities to them, if any, for distributions from the Partnership;

                (d)     to Partners in accordance with Section 6.1 above.

        Notwithstanding anything to the contrary, in the event the Partnership is "liquidated" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) and an event described in Section 12.1(a) shall have occurred, liquidating distributions shall be made pursuant to this Section 12.2 by the end of the taxable year in which the Partnership is liquidated, or, if later, within ninety
(90) days after the date of such liquidation. Distributions pursuant to the preceding sentence may be made to a trust for the purpose of an orderly liquidation of the Partnership by the trust in accordance with the Act.

        12.3 COMPLIANCE WITH TREASURY REGULATIONS. It is the intent of the Partners that the allocations provided in Section 7.1 result in distributions required pursuant to Section 12.2(d) being in accordance with positive Capital Accounts as provided for in the Treasury Regulations under Code Section 704(b). However, if after giving hypothetical effect to the allocations required by
Section 7.1, the Capital Accounts of the Partners are in such ratios or balances that distributions pursuant to Section 12.2(d) would not be in accordance with the positive Capital Accounts of the Partners as required by the Treasury Regulations under Code Section 704(b), such failure shall not affect or alter the distributions required by Section 12.2(d). Rather, the liquidator will have the authority to make other allocations of Profits and Losses (or items thereof) among the Partners which, to the extent possible, will result in the Capital Accounts of each Partners having a balance prior to distribution equal to the amount of distributions to be received by such Partners pursuant to Section 12.2(d).

        12.4 NO DEFICIT CAPITAL ACCOUNT OBLIGATION. Notwithstanding anything else to the contrary in this Agreement, upon a liquidation within the meaning of
Section 1.704-1(b)(2)(ii)(g) of the Regulations, if any Partner has a deficit Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any Capital Contribution, and the negative balance of such Partner's Capital Account shall not be considered a debt owed by such Partner to the Partnership or to any other Person for any purpose whatsoever.

        12.5 DISTRIBUTION IN KIND. If any assets of the Partnership are to be distributed in kind, the net fair market value of such assets as of the date of dissolution shall be determined by independent appraisal or by agreement of the Partners. Prior to distribution, such assets shall be deemed to have been sold for their fair market values and the Capital Accounts of the Partners shall be adjusted pursuant to the terms of this Agreement to reflect the allocation of gain or loss which would have resulted from such deemed sale.

        12.6 CANCELLATION OF CERTIFICATE. Upon the dissolution and the final liquidation of the Partnership, there shall be filed for record as provided by Texas law a Certificate of Cancellation executed by the General Partner.

        12.7 RETURN OF CONTRIBUTION NONRECOURSE TO OTHER PARTNERS. Except as provided by law or as expressly provided in this Agreement, upon dissolution each Partner shall look solely to the assets of the Partnership for the return of its Capital Contribution. If the Partnership property remaining after the payment or discharge of the debts and liabilities of the Partnership is insufficient to return the cash contribution of one or more Partners, such Partner or Partners shall have no recourse against any other Partner.

                                  ARTICLE XIII.

                            MISCELLANEOUS PROVISIONS

        13.1 NOTICES. Except as may be otherwise specifically provided in this Agreement, all notices required or permitted hereunder shall be in writing and shall be deemed to be delivered on the earlier of (i) when delivered in person, or (ii) when delivered by commercial courier such as Federal Express, Express Mail or other overnight delivery service where delivery is evidenced by written receipt, addressed to the appropriate party at the addresses set forth in Article II, or such other address of the party as may have been changed as provided herein. Any party may change the address to which notices will be given by giving notice of such change to the other parties, in accordance with the provisions of this Section 14.1.

        13.2 GOVERNING LAW. This Agreement shall be construed under and in accordance with the laws of the State of Texas, excluding any conflicts of law rule or principle which might refer such construction to the laws of another state or country.

        13.3 EXECUTION OF OTHER AGREEMENTS. The parties hereto covenant and agree that they will execute such other further instruments and documents as are or may become necessary or convenient to effectuate and carry out the Partnership created by this Agreement.

        13.4 NO ACTION FOR PARTITION. No Partner shall be entitled to bring an action for partition against the Partnership, and each Partner hereby irrevocably waives, during the term of the Partnership and during the period of its liquidation following any dissolution, any right to maintain an action for partition with respect to any of the assets of the Partnership.

        13.5 PARAGRAPH HEADINGS. The headings used in this Agreement are used for administrative purposes only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

        13.6 BINDING EFFECT AND BENEFIT. This Agreement is binding on, and shall inure to the benefit of, all of the parties hereto and to their respective heirs, executors, administrators, legal representatives, and successors and assigns where permitted by this Agreement.

        13.7 SEVERABILITY. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

        13.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which together shall constitute a single contract, and each of such counterparts shall for all purposes be deemed to be an original. This Agreement may be executed and delivered by fax (telecopier); any original signatures that are initially delivered by fax shall be physically delivered with reasonable promptness thereafter. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

        13.9 GENDER. Wherever the context so requires, all words herein in the neuter gender shall be deemed to include the feminine or masculine genders, and vice versa, all singular words shall include the plural, and all plural words shall include the singular.

        13.10 ENTIRE AGREEMENT. This Agreement, together with all Exhibits hereto and all other documents referred to herein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understanding, inducements or conditions, express or implied, oral or written.

        13.11 VALIDITY. In the event that all or any portion of any provision of this Agreement shall be held to be invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

        13.12 INDULGENCES, ETC. Neither the failure nor any delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or any other right, remedy, power or privilege; nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and signed by the party asserted to have granted such waiver.

        13.13 REMEDIES. In the event of any breach of this Agreement by any Partner or default by any Partner in connection with performing any obligation of such Partner under this Agreement, the Partnership's and the non-defaulting Partner's rights and remedies contained herein or in any other agreement shall be cumulative and shall not be exclusive of any other rights or remedies which the Partnership or the non-defaulting Partner may have at law or in equity.

        13.14 INTERPRETATION. No provision of this Agreement is to be interpreted for or against either party because that party or that party's legal representative drafted such provision.

        13.15 TIME OF ESSENCE. TIME IS OF THE ESSENCE in connection with this Agreement.

        13.16 ALTERNATIVE DISPUTE RESOLUTION. If a dispute, controversy or claim (whether based upon contract, tort, statute, common law or otherwise) (collectively a "DISPUTE") arises from or relates directly or indirectly to the subject matter hereof, and if the Dispute cannot be settled through direct discussions, the parties hereto shall first endeavor to resolve the Dispute by participating in a mediation administered by the American Arbitration Association (the "AAA") under its Commercial Mediation Rules before resorting to arbitration. Thereafter, any unresolved Dispute shall be resolved among the parties by binding arbitration administered by the AAA in accordance with its Commercial Arbitration Rules and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The arbitration proceedings shall be conducted in Dallas, Texas on an expedited basis before a single neutral arbitrator (or multiple arbitrators if called for by the Commercial Arbitration Rules, with all references herein to the arbitrator to include multiple arbitrators). Each arbitrator shall be an attorney with excellent academic and professional credentials, who (a) is a member of the Bar of the State of Texas, (b) has been actively engaged in the practice of law for at least fifteen (15) years, and (c) specializes in commercial transactions, with substantial experience with limited partnerships that own and operate significant commercial real estate. Attorneys selected as arbitrators need not have any special experience or training in arbitration proceedings. Any attorney who serves as an arbitrator shall be compensated at a rate equal to his or her current regular hourly billing rate. Upon the request of either party, the arbitrator's award shall include findings of fact and conclusions of law provided that such findings may be in summary form and the arbitrator shall render his or her decision based on applicable law. The prevailing party in the arbitration proceeding shall be entitled to an award of all reasonable out-of-pocket costs and expenses (including attorneys' and arbitrators' fees) related to the entire arbitration proceeding. Upon request of either party, the arbitrator may require that the subject arbitration proceedings be kept confidential and no party shall disclose or permit the disclosure of any information produced or disclosed in the arbitration proceedings until the award is final. A party shall not be prevented from seeking temporary injunctive relief before a court of competent jurisdiction in an emergency situation, but responsibility for resolution of the Dispute shall be appropriately transferred to the arbitrator upon appointment in accordance with the provisions hereof.

        13.17 NOTICE OF INDEMNIFICATION. THE PARTIES TO THIS AGREEMENT HEREBY ACKNOWLEDGE AND AGREE THAT THIS AGREEMENT CONTAINS CERTAIN INDEMNIFICATION PROVISIONS PURSUANT TO SECTION 5.2.

                                  ARTICLE XIV.

                          SECURITIES LAW CONSIDERATIONS

        14.1 NO REGISTRATION/RESTRICTION ON SALE. THE PARTNERSHIP INTERESTS HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, NOR HAVE THEY BEEN REGISTERED WITH THE SECURITIES COMMISSION OF ANY OTHER APPLICABLE STATE, INCLUDING WITHOUT LIMITATION THE STATE OF TEXAS. THE PARTNERSHIP INTERESTS MAY BE ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD OR TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT AND IN A TRANSACTION WHICH IS EITHER EXEMPT FROM REGISTRATION UNDER SUCH ACTS OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACTS.

        14.2 COMPLIANCE WITH SECURITIES LAWS. The Limited Partners acknowledge and confirm that their Limited Partnership interests have not been registered under any federal or state securities laws by virtue of exemptions from the registration provisions thereof and consequently cannot be sold except pursuant to appropriate registration or exemption from registration as applicable. No Transfer of all or any part of a Limited Partnership interest (except a Transfer upon the death, incapacity or bankruptcy of a Limited Partner to his personal representative and beneficiaries), including, without limitation, any Transfer of a right to distributions, profits and/or losses to a person who does not become a Partner, may be made unless the Partnership is provided with an opinion of counsel acceptable to the General Partner (both as to the identity of the counsel and the substance of the opinion) to the effect that such offer or assignment (a) may be effected without registration under the Securities Act of 1933, as amended, or the Investment Company Act of 1940, as amended, and (b) does not violate any applicable federal or state securities laws (including any investment suitability standards) applicable to the Partnership or the General Partner.

        14.3 ACCESS TO INFORMATION. Each of the Limited Partners represents to the General Partner and the Partnership that before determining to enter into this Agreement and to invest in the Partnership, each Limited Partner made an independent investigation into the Partnership and the General Partner and that it received whatever information it deemed necessary or relevant in order to decide whether to enter into this Agreement or invest in the Partnership. Each Limited Partner acknowledges that the financial materials provided to the Limited Partners are only estimates of expected future operations based on assumptions about future markets and there is no assurance that such projections will be realized.

        14.4 LIMITATIONS OF FEES. Reference is made to that certain Amended and Restated Agreement of Limited Partnership of Behringer Harvard Short-Term Opportunity Fund I LP dated as of September 15, 2003 (together with all amendments thereto, the "BH FUND AGREEMENT") in respect of BH Fund. BH Fund owns interests in the General Partner and BH Investors. Notwithstanding anything contained in this Agreement to the contrary, if any fee paid by the Partnership to any general partner in BH Fund or any Affiliate of any such general partner (each a "BH FUND GENERAL PARTNER PARTY") results in BH Fund paying, through its interest in the Partnership, fees in excess of those fees permitted to be paid to such BH Fund General Partner Party under the terms of the BH Fund Agreement, then such BH Fund General Partner Party shall reimburse directly to BH Fund its allocable share of such fee to the extent necessary to comply with the terms of the BH Fund Agreement. In the event that a BH Fund General Partner Party receives from the Partnership a fee whose retention by such BH Fund General Partner Party is, under the terms of the BH Fund Agreement, contingent upon the happening of future events, such BH Fund General Partner Party shall hold BH Fund's allocable share of such fee until the applicable contingencies are resolved, and shall thereafter dispose of BH Fund's allocable share of such fee in accordance with the BH Fund Agreement. It is understood and agreed that the limitations and provisions set forth in this Section 14.4 are for the sole benefit of BH Fund, and, accordingly, no other party shall be entitled to a refund of fees paid by the Partnership under this Agreement or any other benefit set forth in this Section 14.4. Furthermore, it is understood and agreed that the limitations and other provisions set forth in this Section 14.4 shall not be applicable at such time as BH Fund no longer owns a direct or indirect interest in the Partnership.

        14.5 AMENDMENTS TO AGREEMENT. Notwithstanding anything contained herein to the contrary, in the event that legal counsel for BH Fund reasonably determines that an amendment to this Agreement is necessary or advisable in order for this Agreement to comply with applicable securities laws, the BH Fund Agreement, or NASAA Guidelines (as such term is defined in the BH Fund Agreement), then each Partner shall, within ten (10) days after request from BH Fund, execute such an amendment; provided, however, that no such amendment may reduce a Partner's economic interest in the Partnership or increase a Partner's liabilities or obligations under this Agreement without such Partner's prior written consent.

                            [SIGNATURE PAGES FOLLOW]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement of Limited Partnership as of the date first above written.

                                 GENERAL PARTNER:
                                 ---------------

                                 BEHRINGER HARVARD MOCKINGBIRD COMMONS GP, LLC, a Texas limited liability company


                                 By:______________________________________
                                 Name:____________________________________
                                 Its:_____________________________________






                      [This space intentionally left blank]

                             LIMITED PARTNERS:
                             ----------------

                             BEHRINGER HARVARD MOCKINGBIRD COMMONS INVESTORS LP, a Texas limited partnership

                             By: Behringer Harvard Mockingbird Commons Investors
                                 GP, LLC, its General Partner


                                 By:______________________________________
                                 Name:____________________________________
                                 Its:_____________________________________






                      [This space intentionally left blank]

                                 REALTY AMERICA GROUP (MOCKINGBIRD COMMONS), LP, a Texas limited partnership

                                 By:   Realty America Group Investments, LLC,
                                       a Texas limited liability company
                                       Its General Partner


                                       By:_____________________________________
                                       Name:  Webb M. Sowden, III
                                       Title: Member






                      [This space intentionally left blank]

                                    Exhibit A
                                    ---------

                          Legal Description of Property


BEING a tract of land situated in the JOHN W. SMITH SURVEY, Abstract No. 1334 and being a portion of BLOCK 2939 to the City of Dallas and being a portion of the some previously described as 5.388 acres by Substitute Trustee's Deed recorded in Volume 90235, Page 2636 of the Deed Records of Dallas County, Texas (DRDCT) and being more particularly described as follows:

BEGINNING at a 1/2 inch iron rod set at the Intersection of the southerly Right-of-Way line of MOCKINGBIRD LANE (variable width Right-of-Way) and the westerly Right-of-Way line of the M.K.&T. RAILROAD (60' Right-of-Way);

THENCE departing the southerly Right-of-Way line of sold MOCKINGBIRD LANE and along the westerly Right-of-Way line of said M.K.&T. RAILROAD South 44'18'16" West a distance of 1216.77 feet to a point for corner in the easterly Right-of-Way line of U.S. HIGHWAY NO. 75 - NORTH CENTRAL EXPRESSWAY (variable width Right-of-Way);

THENCE departing the westerly Right-of-Way line of said M.K.&T. RAILROAD and along the easterly Right-of-Way line of said U.S. HIGHWAY NO. 75 - NORTH CENTRAL EXPRESSWAY as follows:

        North 13o08'58" East a distance of 336.00 feet to a point for corner;

        North 23o54'11" East a distance of 15.53 feet to a point for corner;

        North 29o13'01" East a distance of 588.43 feet to a point for corner;

        North 63o45'59" East a distance of 32.01 feet to a point for corner in the southerly Right-of-Way line sold MOCKINGBIRD LANE;

THENCE departing the easterly Right-of-Way line of said U.S. HIGHWAY NO. 75 - NORTH CENTRAL EXPRESSWAY and along the southerly Right-of-Way line of sole MOCKINGBIRD LANE North 89o47'18" East a distance of 451.21 feet to the POINT OF BEGINNING.

CONTAINING within these metes and bounds 5.364 acres or 233,673 square feet of lane more or less.

                                    Exhibit B
                                    ---------

         Amended and Restated Property Management and Leasing Agreement


                                 [See Attached]

                                    Exhibit C
                                    ---------

                          Initial Capital Contributions

---------------------------- ---------------- ------------------ ------------------------------ ---------------------------
                                                                         CLOSING UNDER                  CLOSING OF
                                 9/07/04           9/27/04            PURCHASE AGREEMENT            CONSTRUCTION LOAN
---------------------------- ---------------- ------------------ ------------------------------ ---------------------------

---------------------------- ---------------- ------------------ ------------------------------ ---------------------------
General Partner                   $100              $-0-                     $-0-                           $0
---------------------------- ---------------- ------------------ ------------------------------ ---------------------------

---------------------------- ---------------- ------------------ ------------------------------ ---------------------------
BH Investors                    $174,900           $87,500                $2,541,000                    $7,444,063
---------------------------- ---------------- ------------------ ------------------------------ ---------------------------

---------------------------- ---------------- ------------------ ------------------------------ ---------------------------
Realty America                   $75,000           $37,500                $1,089,000                    $3,190,313
---------------------------- ---------------- ------------------ ------------------------------ ---------------------------

---------------------------- ---------------- ------------------ ------------------------------ ---------------------------

---------------------------- ---------------- ------------------ ------------------------------ ---------------------------

                                    Exhibit D
                                    ---------

                                Dilution Example

For purposes of example, assume that the Capital Contributions made to the Partnership total $2,000,000. General Partner (owning a residual percentage of ..1%) has contributed $2,000; Limited Partner A (owning a residual percentage of 69.9%) has contributed $1,398,000; and Limited Partner B (owning a residual percentage of 30%) has contributed $600,000. Assume that the General Partner sends an Additional Capital Notice for $400,000 to the Partners, and that in response thereto the General Partner makes an Additional Capital Contribution of $400, Limited Partner A makes an Additional Capital Contribution of $279,600, and Limited Partner B fails to make its Additional Capital Contribution of $120,000. If Limited Partner A contributes said $120,000 as an Additional Capital Contribution (thus making the total Capital Contributions equal $2,400,000), then the following adjustments to the Residual Percentages would be made:

        (1) The Residual Percentage of Limited Partner A would be increased by 6.25% (being 125% of 5%, which is $120,000 divided by $2,400,000, expressed as a percentage). The Residual Percentage of Limited Partner A would thus be adjusted to 76.15%.

        (2) The Residual Percentage of Limited Partner B would be decreased by 6.25%, and thus would be adjusted to 23.75%.

        (3) The increase in the Residual Percentage of Limited Partner A and the decrease in the Residual Percentage of Limited Partner B would remain applicable after any scheduled adjustment in the Residual Percentages of such Partners. For example, if it was originally contemplated that Limited Partner A and Limited Partner B would have their Residual Percentages adjusted to 49.9% and 50%, respectively, at such time as the Partners had received the return of their Capital Contributions, then, based upon the adjustments set forth in clauses (1) and (2) above, upon the return of such Capital Contributions the Residual Percentage of Limited Partner A would be 56.15% and the Residual Percentage of Limited Partner B would be 43.75%.